EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE September 10, 2008	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORT SECOND QUARTER
FISCAL YEAR 2009 RESULTS
AND
RETAINS MILLER CAPITAL MARKETS AS STRATEGIC ADVISOR

ALBUQUERQUE, NEW MEXICO, September 10, 2008 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported results for the second quarter of fiscal year 2009.

For the three-month period ended July 31, 2008, the Company reported net sales from continuing operations of $7.645 million, a decrease of 7.5% compared to net sales from continuing operations of $8.268 million for the prior year second quarter period.  The Company reported net income for the three-month period ended July 31, 2008, of $118,000 or $0.03 per basic and diluted share, compared to net income of $711,000, or $0.15 per basic and diluted share for the prior year period ended July 31, 2007 that includes income of $549,000 (net of income tax expense) from the sale of one location.

For the six months ended July 31, 2008, the Company reported net sales from continuing operations of $14.224 million, a decrease of 4.8% compared to net sales from continuing operations of $14.945 million for the six months ended July 31, 2007.  Net income for the six months ended July 31, 2008 was $21,000 or $0.01 per basic and diluted share, compared to net income of $720,000, or $0.16 per basic and diluted share for the prior year six months ended July 31, 2007 that includes income of $549,000 (net of income tax expense) from the sale of one location.

more…….

Bowlin Travel Centers Report Second Quarter Fiscal Year 2009 Results
and Retains Miller Capital Markets as Strategic Advisor
September 10, 2008

“The nation continues to experience a general downturn in economic strength from concerns related to the residential real estate market and fuel prices that while down from recent highs still remain higher than a year ago.  These are two major factors impacting highway traffic that in turn impacts sales at our travel centers where merchandise sales were off 17.3% in the second quarter.  In addition, a major interstate construction project in Arizona adversely affected two locations,” said Michael L. Bowlin, Chairman, President and Chief Executive Officer.  “We have in place cost controls to reduce hourly personnel costs based on traffic demands in each location and by staff reduction through attrition. Our G&A expense was down 11.3% in the second quarter as a result of our concentration on cost controls that include volume purchasing to provide improved margins and inventory control through our proprietary software.  We will continue to focus on adjustments designed to meet the demands of the current market while maintaining the quality service our customers have come to expect at our travel centers.

In addition to our cost control strategies, the Company has retained Miller Capital Markets, LLC, an investment banking firm and FINRA member, to assist the Board of Directors in assessing a number of strategic and business options as we navigate through this difficult economic environment,” Bowlin concluded.

The Company operates full-service travel centers and restaurants that offer brand name food and gasoline, and a unique variety of Southwestern merchandise to the traveling public in New Mexico and Arizona.

Visit our web site at:                                                                           www.bowlintc.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein.  For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Report Second Quarter Fiscal Year 2009 Results
and Retains Miller Capital Markets as Strategic Advisor
September 10, 2008

The following tables outline the company's financial results for the second quarter of fiscal 2009.

Condensed Balance Sheets and Statements of Income

BALANCE SHEETS
(in thousands)

	July 31, 2008	January 31, 2008 (Audited)
Assets

Cash and cash equivalents	$1,765	$1,899

Marketable securities	2,500	2,300

Other current assets	4,034	4,047

Total Current Assets	8,299	8,246

Property and equipment, net	9,753	9,855

Assets held for sale	1,114	1,123

Other assets	610	638

Total Assets	$19,776	$19,862

Liabilities and Shareholders’ Equity

Current liabilities	$1,533	$1,541

Long-term debt	4,510	4,577

Deferred income taxes	607	639

Total Liabilities	6,650	6,757

Shareholders’ equity	13,126	13,105

Total Liabilities and Shareholders’ Equity	$19,776	$19,862

more....

Bowlin Travel Centers Report Second Quarter Fiscal Year 2009 Results
and Retains Miller Capital Markets as Strategic Advisor
September 10, 2008

CONDENSED STATEMENTS OF INCOME

 (in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$7,645	$8,268	$14,224	$14,945
Cost of goods sold	(5,390)	(5,557)	(10,180)	(10,143)
General and administrative expenses	(1,856)	(2,093)	(3,578)	(3,907)
Depreciation and amortization	(211)	(194)	(421)	(389)
Operating income	188	424	45	506

Interest expense	(70)	(138)	(138)	(215)
Other non-operating income	76	85	158	190
Income from continuing operations before income taxes	194	371	65	481
Income tax expense	(78)	(130)	(31)	(187)
Income from continuing operations	116	241	34	294

Discontinued operations
Income (loss) from operations of discontinued components	3	(109)	(20)	(201)
Income tax expense (benefit)	(1)	30	7	78
	2	(79)	(13)	(123)

Income from disposal of discontinued operations, net of income tax expense	—	549	—	549

Net income	$118	$711	$21	$720

Earnings (loss) per share:
Basic and diluted, continuing operations	$0.03	$0.05	$0.01	$0.06
Basic and diluted, discontinued operations	—	$(0.02)	—	$(0.02)
Basic and diluted, disposal of discontinued operations	—	$0.12	—	$0.12
Basic and diluted, net income	$0.03	$0.15	$0.01	$0.16

Weighted average common shares outstanding	4,583,348	4,583,348	4,583,348	4,583,348

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